UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 9, 2014

ORBIT INTERNATIONAL CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-3936	11-1826363
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

80 Cabot Court, Hauppauge, New York	11788
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (631) 435-8300

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 9, 2014, Orbit International Corp. and its subsidiaries, Behlman Electronics, Inc., Tulip Development Laboratory, Inc. and Integrated Consulting Services, Inc. d/b/a Integrated Combat Systems (collectively, the "Borrowers") entered into a Second Amendment and Waiver (the "Amendment") to its Credit Agreement with People's United Bank.

The Amendment, among other things: (a) required the Borrowers to maintain excess availability and cash and marketable securities of at least $3 million at all times; (b) waived the necessity to comply with the Consolidated Fixed Charge Coverage Ratio for the period ending March 31, 2014; (c) removed the requirement to maintain a minimum Consolidated Fixed Charge Coverage Ratio for the periods ending June 30, 2014 and September 30, 2014; (d) required the Borrowers to maintain Minimum Consolidated Tangible Net Worth of at least $13,500,000 for each of the fiscal quarters ending June 30, 2014 and September 30, 2014; and (e) modified the definition of the Consolidated Fixed Charge Coverage Ratio.

The discussion in this Item 1.01 regarding the Amendment is qualified in its entirety by the Second Amendment and Waiver attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1
Second Amendment and Waiver, dated as of April 9, 2014, by and among Orbit International Corp., Behlman Electronics, Inc., Tulip Development Laboratory, Inc., Integrated Consulting Services, Inc. d/b/a Integrated Combat Systems and People's United Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBIT INTERNATIONAL CORP.

Dated: April 15, 2014	By:	/s/ Mitchell Binder
Mitchell Binder
President, Chief Executive Officer and Director